EXHIBIT 10.1

AGREEMENT

This Agreement (the "Agreement") is dated as of the 1st day of January 2007 by and between Innodata Isogen, Inc. (“Innodata Isogen”) and Ashok Mishra (the "Executive").

WITNESSETH

1.
Employment. Innodata Isogen hereby agrees to cause one or more of its wholly-owned subsidiaries to offer employment to the Executive for and during the term of this Agreement (as set forth in Paragraph 4 below). The subsidiary or subsidiaries offering employment to the Executive shall be referred to herein as the “Employing Subsidiary” or the “Employing Subsidiaries”, and shall be indentified in Appendix “A” to this Agreement. Innodata Isogen may change the identity of the Employing Subsidiaries upon written notice to the Executive. Innodata Isogen and the Employing Subsidiaries will be collectively referred to herein as the “Company”. The Executive will be employed by the the Employing Subsidiaries as Chief Operating Officer, and will be an Executive Vice President of the Company and member of the Company’s Executive Mangement Team. The Executive hereby accepts such employment with the Employing Subsidiaries under the terms and conditions set forth in this Agreement.

2.
Duties and Authorities of the Executive. The Executive shall have such duties and authorities as shall be consistent with his position as Executive Vice President and Chief Operating Officer of the Company, as may be reasonably assigned to him from time to time by the Company. The Executive shall report directly to the Chief Executive Officer of Innodata Isogen (or such other officer as the Company may designate from time to time).

3.
Full Business Time. The Executive agrees to devote his full business time and services to the faithful performance of his duties hereunder. During the term of his employment with the Employing Subsidiaries, the Executive shall engage in no other business activities whatsoever during normal working hours and shall perform his services primarily from the Company’s offices located in Mandaue, the Philippines and Noida, India.

4.
Term. The term of this Agreement shall commence on January 1, 2007 and end on December 31, 2009 (the "Term"), unless terminated earlier pursuant to this Agreement. By not later than June 30, 2009, the Company shall notify Executive in writing in accordance with Paragraph 12 of this Agreement whether the Company intends to renew Executive's employment with the Employing Subsidiaries. If the Company does not provide a notice of non-renewal by June 30, 2009 or if the parties do not execute a new employment agreement prior to the end of the Term, then this Agreement shall automatically renew for a period of one (1) year until December 21, 2010 provided Executive continues to be employed by the Employing Subsidiaries. If the Company provides Executive with a notice of non-renewal, this Agreement shall automatically terminate at the conclusion of the Term. During any renewal period, the Company shall provide written notice of non-renewal of this Agreement not later than June 30 of such calendar year. If the Company does not provide Executive with a written notice of non-renewal by June 30 of such calendar year or if the parties do not execute a new employment agreement prior the expiration of any such renewal period, then this Agreement shall continue to renew for successive one (1) year periods unless otherwise terminated or written notice of non-renewal is provided as set forth in this Agreement. If the Executive is timely provided pursuant to this paragraph with notice of non-renewal during a renewal period, this Agreement shall automatically terminate at the conclusion of the renewal period. Non-renewal of this Agreement is not a termination of this Agreement pursuant to Paragraph 7. In no event shall the Executive be entitled to any severance payments upon the Company's non-renewal of this Agreement pursuant to Paragraph 7.

5.	Compensation.

(a)
The Employing Subsidiaries shall pay the Executive a base annual salary ("Base Salary") totalling the equivalent to U.S. One hundred seventy-five thousand dollars and No Cents (U.S.$175,000) per annum for the Term, payable in accordance with the Employing Subsidiaries normal payroll cycle(s), subject to annual reviews by the Company for discretionary annual increases. In the event the Executive is employed by more than one Employing Subsidiary, the percent of Base Salary paid by each of the Employing Subsidiaries shall be communciated to the Executive at the commencement of the Term.

(b)
The Employing Subsidiaries shall pay the Executive a total signing bonus equivalent to U.S. Thirty Thousand Dollars and No Cents (U.S.$30,000.00) within thirty (30) days of the Executive’s execution of this Agreement. In the event the Executive is employed by more than one Employing Subsidiary, the percent of the signing bonus paid by each of the Employing Subsidiaries shall be communciated to the Executive at the commencement of the Term.

(c)
For each calendar year during the Term, the Executive may be eligible to receive incentive compensation pursuant to an incentive compensation plan (the “Plan”). The terms of the Plan will be determined by the Company and communicated in writing to the Executive. In connection with the Plan, the terms of the official Plan documents, as may be amended from time to time, shall govern and be controlling.

(d)
Base Salary payments shall be made in accordance with the Employing Subsidiaries’ payroll policies. Base Salary, signing bonus and incentive payments, if any, shall be subject to deduction for applicable withholding taxes.

6.	Employee Benefits.

(a)
Throughout his employment during the Term, the Employing Subsidiaries shall provide the Executive with medical insurance in amounts of coverage available to other expatriat senior executives of the Employing Subsidiaries with employee payment obligations on the same terms as such other senior executives.

(b)
The Executive shall be entitled to four weeks paid vacation per annum and personal and sick leave in accordance with the policies of the Employing Subsidiaries, which leave shall be taken by the Executive in accordance with the reasonable business requirements of the Company. The Employing Subsidiaries official policy documents on vacation, personal and sick leave, as may be modified from time to time, shall govern and be controlling. Two (2) weeks vacation per annum may be carried over from one year to the next, and the Executive shall be entitled to payment for any accrued, but unused, vacation upon the termination of the Executive's employment with the Company; provided that in noevent shall the amount of such payment exceed payment for six (6) weeks of accrued, but unused, vacation.

7.	Termination. Notwithstanding any other provision in this Agreement, during the Term:

(a)	Death. If the Executive dies, this Agreement shall automatically terminate as of the date of the Executive's death.

(b)
Disability. If the Executive is unable to perform his duties hereunder as a result of any physical or mental disability (i) which continues for 90 consecutive days or (ii) for 90 days in any 365 consecutive-day period, then Innodata Isogen may terminate this Agreement upon 30 days written notice to the Executive, provided that the Executive's Base Salary shall continue to accrue ratably for 90 days after the date of the termination.

(c)
Termination by the Company for Cause. Innodata Isogen may terminate this Agreement for Cause. For purposes of the Agreement, "Cause" shall mean (i) the Executive is charged or convicted by a court of competent jurisdiction of a felony or a crime involving Innodata Isogen or its subsidiaries; (ii) the Executive’s conviction by a court of competent jurisdiction of a felony involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of Innodata Isogen or its subsidiaries, or is charged with a felony involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Innodata Isogen or its subsidiaries, which in the reasonable judgment of the Board of Directors of Innodata Isogen is reasonably likely to lead to a conviction; (iii) the Executive’s willful or persistent refusal or failure to perform assigned duties consistent with duties of the Executive's position or to comply with the reasonable directions of the Company officer to whom he reports, the Chief Executive Officer of Innodata Isogen, or Innodata Isogen’s Board of Directors; (iv) any material breach of any provision of this Agreement, or any other agreements between the Executive and the Company or its subsidiaries and affiliates, by the Executive; (v) the Executive’s gross negligence in the performance of his duties.

If this Agreement is terminated by Innodata Isogen for cause the Executive’s employment with the Employing Subsidiaries shall automatically terminate, and the Employing Subsidiaries shall pay the Executive his full accrued Base Salary through the date of termination of employment at the rate in effect at the time of such termination, and the Company shall have no further obligation to the Executive under this Agreement or under any other agreements or plans. Executive is not entitled to any other compensation including, without limitation, bonuses, severance, incentive compensation and/or stock option grants if this Agreement is terminated for Cause.

(d)
Termination by the Company without Cause. Innodata Isogen may terminate this Agreement without Cause at any time, provided that, in such case, the Employing Subsidiaries shall continue to pay to the Executive his then Base Salary in normal payroll installments for twelve (12) months following the date of his termination.

For all purposes of this Agreement, including but not limited to the Executive's entitlement to the payments pursuant to Paragraph 7(e), this Agreement shall be deemed to have been terminated by Innodata Isogen without Cause if (i) Innodata Isogen breaches any of its material obligations under this Agreement, (ii) Innodata Isogen purports to terminate this Agreement prior to the end of the Term (other than for Cause), (iii) the Company reduces the Executive's Base Salary below the amount provided for in this Agreement, without the Executive’s written consent, or (iv) the Company assigns duties to the Executive which are not consistent with his office set forth in Paragraph 2, but in each case only if within 30 days after the Executive first has actual knowledge of the occurrence of such action or event, the Executive gives notice to the Company of his intention to terminate his employment with the Employing Subsidiaries, the Company does not revoke or reasonably cure any such action or event within 60 days after the date of such notice, and the Executive resigns his employment with the Employing Subsidiaries within 15 days thereafter.

(e)
In addition to any other payments pursuant to Paragraph 7(d), upon the Executive's resignation or upon any of the terminations identified in Paragraphs 7(a), (b) or (d) above, the Executive or his estate shall be entitled to receive his Base Salary and any earned but unpaid incentive compensation and all of his then incurred but un-reimbursed business expenses, in each case to the date of the Executive's resignation or termination of this Agreement. Executive is not entitled to any unearned compensation of any kind including, without limitation, bonuses, severance, incentive compensation and/or stock option grants. Executive shall not be entitled to any other compensation except as may be set forth in this Agreement.

(f)
In order to be entitled to the payments under Paragraphs 7(d) and 7(e), the Executive agrees to execute a separation agreement and release in the form to be provided by the Company, following the termination of this Agreement. In order to be entitled to receive the payments under Paragraphs 7(d) and 7(e), the Executive acknowledges and agrees that Executive will fully comply with the covenants set forth in Paragraphs 8, 9 and 10 and that Executive’s failure to fully comply with such covenants shall result in immediate cessation of any such payments, as well as the Company’s right to seek recoupment of all prior payments made under Paragraph 7(d) and 7(e), plus interest, attorney’s fees and costs, in addition to all other available relief.

(g)	Executive’s employment with the Employing Subsidiaries shall automatically terminate upon any termination of this Agreement by Innodata Isogen.

8.	Confidentiality Agreement and Ownership of Information.

(a)
Executive agrees that during the course of employment with the Employing Subsidiaries, Executive has and will come into contact with and have access to various forms of the Company’s Confidential Information and Trade Secrets, which are the property of the Company. This information relates both to the Company, and its subsidiaries, affiliates, customers and employees. Such Confidential Information and Trade Secrets include, but are not limited to: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iii) marketing information, such as the identity of the Company’s and/or its subsidiaries and affiliates’ customers, distributors and suppliers and their names and addresses, the names of representatives of the customers of the Company and/or its subsidiaries and affiliates, distributors or suppliers responsible for entering into contracts with the Company and/or its subsidiaries and affiliates, the amounts paid by such customers to the Company and/or its subsidiaries and affiliates, specific customer needs and requirements, and leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Company’s and/or its subsidiaries and affiliates’ employees, skills, qualifications, and abilities. Executive acknowledges and agrees that the Company’s Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company and/or its subsidiaries and affiliates at their great effort and expense. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

(b)
During the Executive's employment with the Employing Subsidiaries and for as long as such information shall remain Confidential Information or Trade Secrets of the Company and/or its subsidiaries and affiliates (except, during the course of his employment with the Employing Subsidiaries, if in furtherance of the Company and/or its subsidiaries’ and affiliates’ business and in accordance with Company policy):

(i)	The Executive will not disclose to any person or entity, without the Company's prior consent, any Confidential Information or Trade Secrets, whether prepared by him or others.

(ii)	The Executive will not remove Confidential Information or Trade Secrets from the premises of the Company without the prior written consent of the Company.

(c)

(i)
Upon the later of the termination of this Agreement and the resignation or termination of the Executive’s employment with the the Employing Subsidiaries for whatever reason, with or without cause, or at any other time the Company so requests, the Executive will promptly deliver to the Company all originals and copies (whether in note, memo or other document form or on video, audio or computer tapes or discs or otherwise) of (A) Confidential Information and Trade Secrets of the Company and/or its subsidiaries and affiliates, or the Company and/or its subsidiaries and affiliates’ customers (including, but not limited to, customers obtained for the Company and/or its subsidiaries and affiliates by the Executive), that is in his possession, custody or control, whether prepared by him or others, and (B) all records, designs, patents, plans, manuals, memoranda, lists and other property of the Company and/or its subsidiaries and affiliates delivered to the Executive by or on behalf of the Company and/or its subsidiaries and affiliates, as the case may be, or by the Company’s and/or its subsidiaries and affiliates’ customers (including, but not limited to, customers obtained for the Company and/or its subsidiaries and affiliates by the Executive), and all records compiled by the Executive which pertain to the business of the Company and/or its subsidiaries and affiliates, whether or not confidential. All such material shall be and remain the property of the Company and/or its subsidiaries and affiliates and shall be subject at all times to the Company’s and/or its subsidiaries and affiliates discretion and control.

(ii)	Information shall not be deemed Confidential Information or Trade Secrets if:

(A)	such information was available to the public prior to disclosure thereof by the Executive, or

(B)
such information shall, other than by an act or omission on the Executive's part, be or become available to the public or lawfully made available by a third party to the public without restrictions as to disclosure.

(d)
Confidential Information may be disclosed where required by law or order of a court of competent jurisdiction, provided that the Executive first gives to the General Counsel of Innodata Isogen reasonable written prior notice of such disclosure and affords the Company the reasonable opportunity for the Company to obtain protective or similar orders, where available.

(e)
The Executive acknowledges that he executed a copy of the Company’s “Agreement Concerning Confidentiality and Non-Disclosure” (the “NDA”) on December 27, 1997 and that the terms and provision of the NDA remain in full force and effect. The NDA is incorporated in this Agreement as if more fully set forth herein.

9.	Non-Compete and Non-Interference Provisions.

(a)
Executive acknowledges and agrees that the Company and its subsidiaries and affiliates are engaged in a highly competitive business and that by virtue of Executive’s position and responsibilities with the Company and Executive’s access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with the Company and/or its subsidiaries and affiliates will cause it great and irreparable harm. Accordingly, the Executive covenants that during the Limitation Period (as hereinafter defined), the Executive will not directly or indirectly be employed, engaged or otherwise associated in any capacity the same or substantially similar to that in which Executive was employed by the Company by (i) any person or entity which competes with the business the Company and/or its subsidiaries and affiliates shall be conducting at the time of the termination of this Agreement or (ii) any person or entity the major business of which is competitive with the Company and/or it subsidiaries and affiliates, nor will the Executive directly or indirectly own any interest in any such person or entity or render to it any consulting, brokerage, contracting, or other services the same or substantially similar to those performed by the Executive for the Company. In recognition that the Company and its subsidiaries and affiliates business includes the sale of its products and services throughout the world, this restriction shall apply on a worldwide basis. The foregoing shall not prohibit the Executive from owning not in excess of 2% of the outstanding stock of any company that is a reporting company under the Securities Act of 1934.

(b)
During the Limitation Period (as herein defined), the Executive will not, without the prior written consent of Innodata Isogen’s Chief Executive Officer, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate any customers or clients of the Company and/or its subsidiaries and affiliates who or which (i) were customers or clients of the Company and/or its subsidiaries and affiliates at the time of the termination of this Agreement; and/or (ii) with whom the Executive had contact during his employment with the Employing Subsidiaries; and/or (iii) about whom the Executive possesses Confidential Information or Trade Secrets for purposes of the Executive’s offering to such customers or clients of the Company and/or their subsidiaries and affiliates products or services which are directly competitive to the products and services offered by the Company and/or their subsidiaries and affiliates as of the date of the termination of this Agreement or the date of Executive’s termination or resignation from employment with the Employing Subsidiaries for any reason.

(c)
During the Limitation Period (as herein defined), the Executive will not anywhere directly or indirectly (whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons) approve, solicit or retain, or assist in the employment or retention (whether as an employee, consultant or otherwise) of, any person who, to the Executive's then actual knowledge, was an employee of the Company or its subsidiaries and affiliates at any time during the twelve (12) month period preceding the later of termination of this Agreement or the resignation or termination of the Executive's employment with the Employing Subsidiaries for any reason.

(d)
The "Limitation Period" shall mean (i) with respect to Paragraph 9(a), the period during which this Agreement is effective and/or the period the Executive is actually employed by the Employing Subsidiaries and for a period of twelve (12) months thereafter; and (ii) with respect to Paragraph 9(b) and Paragraph 9(c), the period during which this Agreement is effective and/or the period the Executive is actually employed by the Employing Subsidiaries and for a period of twenty-four (24) months thereafter.

(e)
Since monetary damages may be inadequate and the Company and its affiliates would be irreparably harmed if the provisions of Paragraphs 8, 9 or 10 are not specifically enforced, the Company and/or its subsidiaries and affiliates shall be entitled, among other remedies, to seek an injunction from a court of competent jurisdiction (without the necessity of posting a bond or other security) restraining any violation of the provisions of Paragraphs 8, 9 or 10 by the Executive and by any person or entity to whom the Executive provides or proposes to provide any services or information in violation of such provisions.

10.	Inventions.

(a)
The Executive shall disclose promptly to Innodata Isogen’s General Counsel any and all inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive solely or jointly with another during the term of this Agreement and/or his employment by the Employing Subsidiaries and which are related to the business or activities of the Company and/or its subsidiaries and affiliates or which the Executive conceives during and as a direct result of this Agreement and/or his employment by the Employing Subsidiaries, and the Executive hereby assigns and agrees to assign all his interests therein to Innodata Isogen or its nominee. Whenever reasonably requested to do so by the Company or their subsidiaries and affiliates, the Executive shall execute any and all applications, assignments or other instruments that the Company and/or their subsidiaries and affiliates shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's and/or their subsidiaries and affiliates interest therein.

(b)
Executive further covenants and agrees that the Company and/or its subsidiaries and affiliates shall be entitled to shop rights with respect to any invention and development conceived or made by Executive during the period of this Agreement and/or his employment by the Employing Subsidiaries that is not related in any manner to the business of the Company or their subsidiaries and affiliates but which was conceived or made on the Company’s time or with the use of the Company’s or their subsidiaries’ and affiliates’ facilities or materials.

(c)
Executive further covenants and agrees that it shall be conclusively presumed as against Executive that the following shall belong to the Company or their subsidiaries and affiliates: (i) any invention and development described in a patent service mark, trademark or copyright application or disclosed in any manner to a third person; and (ii) any computer program, modification of any computer program, or systems technique for processing data conceived or made by Executive during the term of this Agreement and/or the period of his employment by the Employing Subsidiaries which is disclosed, used or described by Executive or any person with whom Executive has any business, financial or confidential relationship, within one (1) year after the later of the termination of this Agreement and the Executive leaving the employ of the Employing Subsidiaries.

(d)
If any provision contained in this Paragraph 10 or Paragraphs 8 or 9 above is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein. The courts enforcing this Paragraph 10 or Paragraphs 8 or 9 above shall be entitled to modify the duration and scope of any restriction contained therein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced. To the extent that any provision of this Paragraph 10 or Paragraphs 8 or 9 above conflicts with any provision of the NDA, the more restrictive provision (as benefiting the Company) shall be deemed to control.

11.	General Provisions.

(a)
Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered, or (ii) one day after properly sent by Federal Express, DHL or other reasonable overnight courier service, addressed to the respective parties at the following addresses:

To the Company:

Innodata Isogen, Inc.
Three University Plaza
Suite 506
Hackensack, New Jersey 07601
U.S.A.
Attention: Office of the General Counsel

To the Executive:

Ashok Mishra
A-63, Sector-53
Noida - 201307, India

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above. A copy of each notice to the Company shall be forwarded to Ms. Felice B. Ekelman, Esq., Jackson Lewis LLP, 59 Maiden Lane, New York, NY 10038-4502, U.S.A. All such copies shall be given in the manner provided for notices in this Paragraph 11(a).

(b)
Severability. If any provision contained in this Agreement shall be determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

(c)
Waiver and Modification. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any party. This Agreement may not be modified, altered or amended except by written agreement of both of the parties hereto.

(d)
Integration. This Agreement constitutes the entire agreement between the parties relating to the subject matter contained herein and supersedes any and all other prior agreements, oral or written between Executive and Innodata Isogen and its subsidiaries, and all other negotiations and communications between the parties, relating to the subject matter hereof, including, without limitation, any employment of the Executive by an Innodata Isogen subsidiary, except for (i) the “Agreement Concerning Confidentiality and Non-Disclosure” signed by the Executive on December 27, 1997, which shall remain in full force and effect; and (iii) any official employee benefit plan documents, the terms and conditions of which shall be controlling.

(e)
Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and its subsidiaries and affiliates and their successors and permitted assigns, and upon the Executive, his heirs and his executors and administrators. This Agreement is not assignable by the Executive, but may be assigned by Innodata Isogen.

(f)
Jurisdiction, Etc. Executive hereby consents to the jurisdiction of the courts of the State of New Jersey, County of Bergen, and the United States District Court, District of New Jersey, U.S.A. with respect to any claims or disputes arising from or in connection with this Agreement, except that the Company and/or its subsidiaries and affiliates shall not be precluded hereunder from seeking injunctive or other equitable relief in any federal, state or local court pursuant to Paragraph 9(e) above. Service of process shall be effective when forwarded in the manner provided for notices in Paragraph 11(a). Trial by jury is hereby waived by both of the parties to this Agreement. The prevailing party in any dispute shall be entitled to recover reasonable attorneys' fees and costs from the other.

(g)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, U.S.A. without regard to its conflicts of law principles.

(h)	Survival. The obligations of the parties hereto contained in Paragraphs 7, 8, 9, 10, and 11 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Innodata Isogen, Inc.

By:	/s/ Jack S. Abuhoff
Jack S. Abuhoff
Its: Chairman and CEO

/s/ Ashok Mishra
Ashok Mishra

Appendix “A”

CONSENT OF THE EMPLOYING SUBSIDIARIES:

We hereby agree to employ the Executive on the terms and conditions set forth in the Agreement between Innodata Isogen, Inc. and Ashok Mishra dated as of the 1st day of January 2007:

Innodata XML Content Factory Inc.

By: /s/ Jack S. Abuhoff
Its: President

INNODATA ISOGEN PVT. LTD.

By: /s/ Jack S. Abuhoff
Its: President